Ex 4.6
                  2002 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

                          BUTLER MANUFACTURING COMPANY

                             2002 STOCK OPTION PLAN
                              FOR OUTSIDE DIRECTORS


 1. NAME; PURPOSES; DEFINITIONS.

     The name of this plan is the Butler Manufacturing Company 2002 Stock Option Plan for Outside Directors (the "Plan").

     The purposes of the Plan are to promote the long-term success of the Company by providing incentives that will enhance the Company's ability to attract highly qualified persons to serve as directors of the Company and by enhancing the long-term mutuality of interests between the Outside Directors of the Company and the stockholders of the Company.

     For purposes of this Plan, the following terms shall be defined as set forth below:

     (a)  "Board" means the Company's Board of Directors.

     (b)  "Change in Control" means:

                  (1) The acquisition (other than from the Company) by any person, entity or "group," within the meaning of
                           Section 13(d)(3) or 14(d)(2) of the Exchange Act, (excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership, (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 15% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

                  (2) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

                  (3) Approval by the stockholders of the Company of a reorganization, merger, consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own collectively as a group more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company.

                  The effective date of a Change in Control for purposes of the Plan shall be the date any of the events enumerated in clauses
                  (1) through (3) above actually occur.

     (c) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

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     (d)  "Committee"  means the  Compensation  and  Benefits  Committee  of the
          Board, or any other committee the Board may subsequently appoint to administer the Plan pursuant to Section 2.

     (e) "Company" shall mean Butler Manufacturing Company, a corporation organized under the laws of the State of Delaware (or any successor corporation).

     (f) "Effective Date" shall mean the date the plan is approved by the stockholders of the Company.

     (g) "Fair Market Value" of a share of Common Stock on the date as of which fair market value is to be determined shall be: (a) if the Common Stock is reported on the NASDAQ National Market System of the National Association of Securities Dealers, Inc., the last reported sales price of a share of Common Stock as reported by NASDAQ; or (b) if the Common Stock is listed on an established securities exchange or exchanges, the highest reported closing price of a share of Common Stock on such exchange or exchanges.

     (h) "Mature Stock" shall mean Stock which was obtained through the exercise of an option under this Plan or any other plan of the Company and which has been held continuously by an Optionee for six months or more.

     (i) "Nonqualified Stock Option" means any Stock Option that by its terms is designated as not being an "incentive stock option" within the meaning Section 422 of the Code.

     (j)  "Optionee" means the recipient of a Stock Option.

     (k) "Outside Director" means a director of the Company who is not an employee of the Company or any of its subsidiaries.

     (l) "Stock" means the Company's presently authorized Common Stock, no par value, except as this definition may be modified pursuant to Section 3 hereunder.

     (m) "Stock Option" means any nonqualified option to purchase shares of Stock granted pursuant to Section 5.

 2. ADMINISTRATION.

     The Plan shall be administered by a Committee of not less than two Directors, who shall be appointed by the Board and who shall serve at the pleasure of the Board. Until otherwise specified by the Board, the Plan shall be administered by the Compensation and Benefits Committee of the Board. If at any time no Committee shall be in office, then the functions of the Committee shall be exercised by the Board.

     The Committee shall have no discretion as to the Directors to whom stock options are granted, the timing of such grants, the number of shares subject to any Stock Option, the exercise price of any Stock Option, the periods during which any Stock Option may be exercised or the term of any Stock Option, which matters shall be determined as herein provided.

 3. STOCK SUBJECT TO PLAN.

     (a) The total number of shares of Stock reserved and available for issuance under the Plan is 40,000. Such shares may consist, in whole or in part, of authorized and unissued shares or treasury shares.

     (b) In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment shall be made in (i) the aggregate number of shares reserved for issuance under the Plan, (ii) the number of options to be granted automatically to Outside Directors of the Company,
(iii) the limits on the number of options that may be granted to each Outside Director under the plan and (iv) the number and option price of shares subject to outstanding Stock Options granted under the Plan as may be determined by the Board, provided that the number of shares subject to any award shall always be a whole number.

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     (c) If any shares of Common  Stock  subject to a Stock  Option shall not be issued or transferred or shall cease to be issuable or transferable under such Stock Option, such shares shall no longer be charged against the limitation provided for in paragraph (a) of this Section 3 and may again be made subject to Stock Options; and, only the net additional shares issued upon the exercise of a stock option through the delivery of shares of Common Stock in payment of the exercise price shall be counted against the number of shares which are to be authorized for issuance under Section 3(a).

 4. ELIGIBILITY.

     Each member of the Board who is an Outside Director shall receive Nonqualified Stock Options in accordance with the provisions of Section 5.

 5. STOCK OPTIONS.

     (a) On the first business day after the Annual Meeting of Stockholders of the Company to be held on April 16, 2002, each non-employee member of the Board then in office shall be granted a Nonqualified Stock Option to purchase 4,000 shares of Stock.

     (b) On the first business day after initial election or appointment to the Board after April 16, 2002, each new non-employee member of the Board shall be granted a Nonqualified Stock Option to purchase 4,000 shares of Stock.

     (c) Stock Options granted under the Plan shall be subject to the following terms and conditions:

          (1) The exercise price per share of Stock purchasable under such Stock Options shall be 100% of the Fair Market Value of the Stock on the date of grant.

          (2) Each Stock Option shall be exercisable on the 184th day following the date of grant by written notice to the Company of the election to exercise and of the number of shares elected to be purchased in such form as the Committee has prescribed or approved, together with payment in full of the purchase price in cash, personal check, wire transfer, certified or cashier's check, or delivery of Stock certificates for Mature Stock or other Stock which was obtained on the open market, endorsed in blank or accompanied by executed stock powers with signatures guaranteed by a national bank or trust company or a member of a national securities exchange.

          (3) Except as otherwise provided in this Agreement, if an Optionee resigns or does not stand for election (prior to retirement from the Board of Directors upon reaching age 70) or is removed from his or her position as a
Director or is not re-elected to his or her position as a Director, any unexercised portion of the Stock Option granted to him or her under the terms of the Plan shall terminate ninety (90) days following the date of such resignation, removal or end of the term of such position. If an Optionee dies while a Director, any unexercised portion of any Stock Option granted to him or her under the terms of the Plan shall terminate one year from the date of death. If an Optionee retires or does not stand for re-election due to retirement from the Board of Directors upon reaching age 70, any unexercised portion of any Stock Option granted to him or her under the terms of the Plan shall terminate three years from the date of the end of his or her term. It is understood, however, that such right to exercise any outstanding Options during any period following a terminating event shall only exist to the extent such Options were exercisable immediately preceding the terminating event.

          (4) Each Stock Option shall cease to be exercisable on the date that is ten years following the date of grant.

          (5) The Plan provides for only a single grant to each non-employee member of the Board eligible to participate. Accordingly, the aggregate number of shares of Stock that may be granted to any non-employee member of the Board pursuant to the Plan may not exceed 4,000 shares.

          (6) Except as otherwise provided in the option agreement, Options shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution.

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          (7) Any  withholding  taxes  required  to be paid  to the  Company  in connection with the exercise of any portion shall be paid in cash.

     (d) Each Optionee shall enter into a stock option agreement (each, a "Stock Option Agreement") with the Company, which agreement shall set forth, among other things, the exercise price of the option, the term of the option and provisions regarding exercisability of the option granted thereunder, which provisions shall not be inconsistent with the terms set forth herein.

 6. CHANGE IN CONTROL.

     Immediately upon the occurrence of a Change in Control (a) each outstanding Stock Option that is not then fully exercisable shall automatically become exercisable until the termination of the exercise period of the Stock Option, and (b) in the event an Optionee is removed from his or her position as a member of the Board or is not re-elected to his or her position as a member of the Board within two years after a Change in Control, any unexercised portion of the Stock Option granted to him or her under the Plan shall automatically become exercisable for a period of ninety (90) days following such removal or non-election, provided, however, that to the extent the Stock Option by its terms permits a longer exercise period after such removal or non-election, such longer period shall govern, and provided further that in no event shall such Stock Option be exercisable more than ten years after the date of grant.

 7. AMENDMENT AND TERMINATION.

     The Board may amend, alter, modify or discontinue the Plan at any time, provided that the Board may not amend or alter the provisions of the Plan without the approval of the stockholders if the amendment would materially increase the number of securities that may be issued under the Plan.

 8. UNFUNDED STATUS OF PLAN.

     The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a recipient by the Company, nothing contained herein shall give any such recipient any rights that are greater than those of a general creditor of the Company.

 9. GENERAL PROVISIONS.

     (a) If necessary to effect compliance with applicable securities laws, each person purchasing shares pursuant to a Stock Option must represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof.

     (b) All certificates for shares of Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and a legend or legends may be put on any such certificates to make appropriate reference to any required restriction on transfer.

     (c) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any member of the Board any right to continued membership on such Board.

     (d) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board and the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect to any such action, determination or interpretation.

10. TERM OF PLAN.

     No stock Option shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but awards theretofore granted may extend beyond that date.

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